Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We  consent to the incorporation by reference in Registration Statement Form S-8 Nos. 333-51508, 33-64313, 333-51512, 333-27563, 333-63756, 333-81441, 333-63754, 333-110098, 333-51506, 333-115849, 333-121755, 333-121754 and 333-124863 of Nash-Finch Company of our report dated June 3, 2005 with respect to the combined financial statements of the Lima, Ohio and Westville, Indiana wholesale distribution divisions and the Van Wert, Ohio and Ironton, Ohio retail stores of Roundy’s Supermarkets, Inc. as of January 1, 2005 and January 3, 2004, and for the fiscal years  then  ended appearing in this Current Report on Form 8-K/A, dated March 31, 2005, of Nash-Finch Company.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
June 14, 2005